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                                                                Exhibit 2-B
           NEW ENGLAND ELECTRIC SYSTEM AND SUBSIDIARIES
                 Statement of Consolidated Income
              Twelve Months Ended September 30, 1996
                           (Unaudited)
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                                                     (In Thousands)
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Operating revenue                                             $2,334,910
                                                              ----------
Operating expenses:
   Fuel for generation                                           305,398
   Purchased electric energy                                     505,711
   Other operation                                               507,609
   Maintenance                                                   132,348
   Depreciation and amortization                                 255,614
   Taxes, other than income taxes                                143,895
   Income taxes                                                  135,022
                                                              ----------
     Total operating expenses                                  1,985,597
                                                              ----------
     Operating income                                            349,313

Other income:
   Allowance for equity funds used during construction               110
   Equity in income of generating companies                       10,709
   Other income (expense), net                                   (6,669)
                                                              ----------
     Operating and other income                                  353,463
                                                              ----------

Interest:
   Interest on long-term debt                                    110,311
   Other interest                                                 21,510
   Allowance for borrowed funds used during construction         (4,540)
                                                              ----------
     Total interest                                              127,281
                                                              ----------

Income after interest                                            226,182
Preferred dividends of subsidiaries                                8,171
Minority interests                                                 7,396
                                                              ----------
     Net income                                               $  210,615
                                                              ==========

Average common shares                                         64,898,858

Net income per average common share                               $3.25
Dividends declared per share                                      $2.36


           Statement of Consolidated Retained Earnings


Retained earnings at beginning of period                    $ 820,090
Net income                                                    210,615
Dividends declared on common shares                          (153,190)
Other                                                               (450)
                                                               ---------
Retained earnings at end of period                             $ 877,065
                                                               =========


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